Exhibit 4.8

AMENDMENT
to the
AMENDED AND RESTATED
PREFERRED SHARES RIGHTS AGREEMENT
between
SCANSOFT, INC.
and
U.S. STOCK TRANSFER CORPORATION

     This Amendment (the “Amendment”) to the Amended and Restated Preferred Shares Rights Agreement is made and entered into as of May 5, 2005 between SCANSOFT, INC., a Delaware corporation (the “Company”), and US STOCK TRANSFER CORPORATION, as Rights Agent (the “Rights Agent”).

B A C K G R O U N D

     WHEREAS, the Company and the Rights Agent entered into a Preferred Shares Rights Agreement dated as of October 23, 1996, which was amended and restated on March 15, 2004 (the “Rights Agreement”);

     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

     WHEREAS, the Company has agreed to issue and sell shares of the Company’s Common Stock and warrants to acquire shares of the Company’s Common Stock to Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated entities (collectively, “Warburg Pincus”) in a series of transactions (the “Warburg Financing”), such that Warburg Pincus will Beneficially Own up to 41,032,317 shares of the Company’s Common Stock following the completion of the Warburg Financing;

     WHEREAS, on May 3, 2005, the Board of Directors of the Company resolved to amend the Rights Agreement to permit the transactions contemplated by the Warburg Financing; and

     WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3. Supplement to Definitions. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

          “Maximum Permitted Amount” shall mean, at any time, an amount equal to the sum of (i) the Permitted Amount (as defined in the Stockholders Agreement) and (ii) 42,000,000 (as adjusted for stock splits, stock dividends, reverse stock splits and the like) Common Shares.

          “Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement, dated as of May 5, 2005, to which the Company is a party, as amended from time to time.

          “Warburg Pincus” shall mean the Purchasers (as defined in the Securities Purchase Agreement).

     4. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the following immediately after the first sentence of Section 1(a) and immediately preceding the second sentence of Section 1(a):

          “Notwithstanding anything in this Agreement to the contrary, neither Warburg Pincus nor any of their Affiliates or Associates shall be deemed an Acquiring Person by virtue of (i) the execution, delivery or performance of that Securities Purchase Agreement dated May 5, 2005 (as may be amended from time to time, the “Securities Purchase Agreement”) to which the Company is a party or (ii) becoming the Beneficial Owner of any shares of Common Stock thereunder, in each case, if, immediately following such event, Warburg Pincus and/or any of their Affiliates or Associates Beneficially Own 24,500,000 Common Shares (as adjusted for stock splits, stock dividends, reverse stock splits and the like) plus the Permitted Amount or less. Notwithstanding anything in this Agreement to the contrary, neither Warburg Pincus nor any of their Affiliates or Associates shall be deemed an Acquiring Person by virtue of (i) the execution, delivery or performance of that Stock Purchase Agreement dated May 5, 2005 (as may be amended from time to time, the “Stock Purchase Agreement”) to which the Company is a party or (ii) becoming the Beneficial Owner of any Common Shares thereunder, in each case, if, immediately following such event, the number of Common Shares beneficially owned by Warburg Pincus and/or any of their Affiliates or Associates is less than or equal to the Maximum Permitted Amount. In addition, neither Warburg Pincus nor any of their Affiliates or Associates shall be deemed an Acquiring Person by virtue of becoming the Beneficial Owner of any securities that are included in the Permitted Amount ( the “Permitted Securities”).”

     5. Effective Date. This Amendment is effective as of May 5, 2005, immediately prior to the execution of the Securities Purchase Agreement.

     6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

     7. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

     8. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

SCANSOFT, INC.

By:	/s/ James R. Arnold

Name: James R. Arnold, Jr.
Title: Senior Vice President and Chief Financial
Officer

US STOCK TRANSFER CORPORATION
as Rights Agent

By:	/s/ Mark Cano

Name:	Mark Cano

Title:	Senior Vice President

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